Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF WABCO HOLDINGS INC.

WABCO Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1) The name of the Corporation is WABCO Holdings Inc. The Corporation was originally incorporated under the name WABCO Holdings Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 20, 2007.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation in its entirety.

(4) The text of the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is WABCO Holdings Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:

(1) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is four hundred and four million shares of capital stock, consisting of (a) four hundred million (400,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and (b) four million (4,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

(2) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Voting. Each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock entitled to vote thereat held by such stockholder.

(b) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(c) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3) Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall consist of not less than three (3) or more than fifteen (15) members, the exact number of which shall be fixed, from time to time, exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased (but not to less than three (3) or more than fifteen (15)).

(3) The Board of Directors shall be divided into three classes, designated Classes I, II and III, the number of directorships in each of which Classes shall be as nearly equal in number as possible. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors constituting the Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2008 annual meeting; the term of the initial Class II Directors shall terminate on the date of the 2009 annual meeting; and the term of the initial Class III Directors shall terminate on the date of the 2010 annual meeting. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of Directors whose term expires at that annual meeting shall be elected to a three-year term. If the number of Directors is changed, any increases or decreases shall be apportioned among the Classes so as to attain or maintain in each Class a number of directors as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(4) Except as provided in Section 5 of this Article FIFTH, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

(5) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH, unless expressly provided by such terms.

(6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Unless otherwise required by law or the terms of any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class or series of

Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called by either the (1) Chairman of the Board of Directors, if there be one, or (2) the Chief Executive Officer, and shall be called by the Chief Executive Officer at the request in writing made pursuant to a resolution of (a) a majority of the members of the Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to adopt, amend, alter or repeal the Corporation’s Amended and Restated By-Laws, except to the extent the Amended and Restated By-Laws or this Amended and Restated Certificate of Incorporation otherwise provide.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty five percent (65%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Paragraph (2)(b) of Article FOURTH, and Articles FIFTH, SIXTH, SEVENTH, EIGHTH and TENTH of this Amended and Restated Certificate of Incorporation or this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 16th day of July, 2007.

WABCO HOLDINGS INC.

By:	/s/ Ulrich Michel
Name: Ulrich Michel
Title: Vice President and Chief Financial Officer

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